CONTACT:
Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS CORPORATION REPORTS RECORD SECOND QUARTER RESULTS
Company Reports Growth in Sales of 12% and Income(1) of 20%
Company Reaffirms 2013 Outlook of $2.15 to $2.25 EPS
BLOOMFIELD HILLS, Michigan, July 25, 2013 - TriMas Corporation (NASDAQ: TRS) today announced financial results for the quarter ended June 30, 2013. The Company reported record second quarter net sales from continuing operations of $378.0 million, an increase of 11.7% compared to second quarter 2012. Second quarter 2013 diluted earnings per share from continuing operations attributable to TriMas Corporation was $0.65, as compared to $0.44 during second quarter 2012. Excluding Special Items(1), second quarter 2013 diluted earnings per share from continuing operations would have been $0.69, a 13.1% improvement from $0.61 in second quarter 2012.
TriMas Highlights

•
Reported record second quarter net sales of $378.0 million, an increase of 11.7% as compared to second quarter 2012, due to results from bolt-on acquisitions and the successful execution of numerous growth initiatives.

•
Improved income from continuing operations attributable to TriMas Corporation(1) by 19.7%, excluding the impact of Special Items, compared to second quarter 2012. Improved diluted earnings per share(1), while absorbing costs related to several acquisitions and approximately 6% higher weighted average shares outstanding for second quarter 2013, as compared to second quarter 2012.

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Completed five bolt-on acquisitions for approximately $47 million, net of cash acquired, or approximately one-times revenue acquired, through second quarter year to date to expand and globalize existing product offerings, gain access to new customers and end markets, expand the geographic footprint internationally, further enhance management capacity, and capitalize on scale and cost efficiencies.

•	Reduced interest expense by more than 45% as compared with second quarter 2012.

•	Continued to invest in a flexible manufacturing footprint to optimize manufacturing costs long-term, add necessary capacity, enhance customer service and support future growth.

•
Today announced the acquisition of substantially all of the assets of a towbar manufacturer located in Germany and Finland. These assets, combined with the April 2013 acquisition of C.P. Witter Limited, a leading manufacturer of highly-engineered towbars and cargo management products located in the United Kingdom, position Cequent to capitalize on growth opportunities in new markets through product and geographic expansion.

"Our second quarter results are as expected with 11.7% sales growth and a 19.7% increase in income from continuing operations attributable to TriMas Corporation(1) compared to second quarter 2012," said David Wathen, TriMas President and Chief Executive Officer. "In addition, we delivered a record second quarter $0.69 in diluted earnings per share from continuing operations (excluding Special Items)(1), while absorbing the effects related to several acquisitions and approximately 6% higher weighted average shares outstanding for second quarter 2013, as compared to second quarter 2012. We continued to effectively invest in future growth and productivity programs, and we successfully lowered our interest expense, reduced our tax rate and generated cash as planned."
"In the midst of a challenging global economic environment, we continue to identify the bright spots and successfully execute on new product introductions, geographic expansion and market share initiatives, as well as leverage our recent bolt-on acquisitions. These initiatives have contributed to our year-over-year sales increases in five of our six segments during the second quarter. We also continued with footprint consolidation projects within our Cequent segments, moving toward more efficient and flexible manufacturing facilities."
"In the short term, our margins are lower than our expected run rates due to the temporary costs related to our recent acquisitions, including diligence and integration costs, purchase accounting adjustments and lower initial margin rates of these businesses. We remain committed to increasing margins across our businesses and we will continue to implement productivity and Lean programs throughout the organization, improve the margins of our acquired businesses and leverage our flexible manufacturing footprint."
"As we look to the second half of the year, we maintain a conservative macroeconomic outlook, while remaining confident in our ability to deliver our previous guidance for full year 2013," added Mark Zeffiro, TriMas Executive Vice President and Chief Financial Officer. "We remain committed to TriMas' ability to outperform the economy, with expected 2013 sales growth of 6% to 8%, as compared to 2012. We believe our initiatives for continued revenue growth, the structural cost actions being executed this year and on-going productivity projects position TriMas well for the balance of 2013. We are reaffirming our full year 2013 diluted earnings per share range of $2.15 and $2.25 per share, with the midpoint representing more than 19% EPS growth compared to 2012.”
Second Quarter Financial Results - From Continuing Operations

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TriMas reported record second quarter net sales of $378.0 million, an increase of 11.7% as compared to $338.4 million in second quarter 2012. During second quarter, net sales increased in five of the six reportable segments, primarily as a result of additional sales from bolt-on acquisitions, market share gains, new product introductions, geographic expansion and increased market demand as compared to second quarter 2012. More than half of the sales increase was due to organic growth, while the remainder was the result of recent acquisitions, partially offset by approximately $1.2 million of unfavorable currency exchange.

•
The Company reported operating profit of $41.6 million in second quarter 2013. Excluding Special Items(1) related to facility consolidation and relocation projects within Cequent, second quarter 2013 operating profit would have been $43.6 million, as compared to $46.2 million during second quarter 2012. Second quarter 2013 operating profit and the related margin percentage were impacted by costs related to recent acquisitions including purchase accounting adjustments, higher costs associated with global growth initiatives and new plant and equipment ramp-up costs. The Company continued to generate significant savings from capital investments, productivity projects and Lean initiatives, which contributed to the funding of growth initiatives.

•
Excluding noncontrolling interests related to Arminak & Associates, second quarter 2013 income from continuing operations attributable to TriMas Corporation was $26.2 million, or $0.65 per diluted share, compared to income from continuing operations attributable to TriMas Corporation of $16.7 million, or $0.44 per diluted share, during second quarter 2012. Excluding Special Items(1), second quarter 2013 income from continuing operations attributable to TriMas Corporation would have been $27.6 million, an improvement of 19.7%, and diluted earnings per share from continuing operations would have been $0.69, a 13.1% improvement from second quarter 2012, primarily due to lower interest expense, while absorbing approximately 6% higher weighted average shares outstanding.

•
The Company reported Free Cash Flow (defined as Cash Flow from Operating Activities less Capital Expenditures) of $39.5 million for second quarter 2013, compared to $19.3 million in second quarter 2012. The Company reported a year to date Free Cash Flow use of $12.4 million for 2013, compared to a use of $31.5 million year to date 2012. The Company expects to generate between $40 million and $50 million in Free Cash Flow for 2013, while continuing to invest in capital expenditures, working capital investments in acquisitions and future growth and productivity programs.

•
Through June 30, 2013, the Company invested $25.9 million in capital expenditures (included in Free Cash Flow above) primarily in support of future growth and productivity opportunities and $46.6 million, net of cash acquired, in bolt-on acquisitions.

Financial Position
As of June 30, 2013, TriMas reported total indebtedness of $480.7 million, as compared to $422.4 million as of December 31, 2012, and $506.2 million as of March 31, 2013. This increase from year end was primarily as a result of the seasonality related to higher working capital levels and the funding of five acquisitions during the first half of 2013. TriMas ended the second quarter with $198.1 million of cash and aggregate availability under its revolving credit and accounts receivable facilities.
Business Segment Results(2) - From Continuing Operations
Packaging - (Consists of Rieke Corporation including Arminak & Associates, Innovative Molding and the foreign subsidiaries of Englass, Rieke Germany, Rieke China and Rieke Italia)
Net sales for second quarter increased 11.2% compared to the year ago period primarily due to increases in specialty systems product sales resulting from additional demand from North American and European dispensing customers, as well as new customer opportunities in Asia. In addition, sales of industrial closures, rings and levers increased.

Operating profit and the related margin percentage for the quarter increased primarily due to higher sales levels and savings from ongoing productivity and automation initiatives, both in the legacy and acquired businesses. The Company continues to develop specialty dispensing and closure applications for growing end markets, including personal care, cosmetic, pharmaceutical, nutrition and food/beverage, and expand into complementary products.
Energy - (Consists of Lamons including South Texas Bolt & Fitting, CIFAL, Gasket Vedações Técnicas and Wulfrun)
Second quarter net sales increased 24.7% compared to the year ago period primarily due to increased sales to engineering and construction customers, recent acquisitions and higher sales levels from the European branches. Second quarter operating profit increased, while the related margin percentage decreased as incremental margin driven by increased sales and manufacturing productivity was more than offset by higher selling, general and administrative expenses in support of branch expansion and acquisition costs incurred during the second quarter of 2013. The Company continues to grow its sales and service branch network in support of its global customers. The Company acquired the assets of Tat Lee (Thailand) Ltd. in April 2013, a manufacturer and distributor of standard and specialty gaskets, in addition to the acquisitions of Gasket Vedações Técnicas Ltda of Brazil in January 2013 and Wulfrun Specialised Fasteners Limited of the United Kingdom in March 2013.
Aerospace & Defense - (Consists of Monogram Aerospace Fasteners, Martinic Engineering and NI Industries)
Net sales for the second quarter increased 22.8% compared to the year ago period primarily due to the acquisition of Martinic Engineering and higher sales levels in the blind bolt fastener product lines, partially offset by a decrease in sales from the defense business. Second quarter operating profit increased, while the related margin percentage decreased primarily due to the impact of Martinic, including purchase accounting adjustments, additional selling, general and administrative costs and a less favorable product mix, as well as new equipment and plant ramp-up costs in the legacy aerospace business during the second quarter of 2013. The Company continues to invest in this segment by developing and marketing highly-engineered products for aerospace applications, as well as bidding on new projects for defense customers.
Engineered Components - (Consists of Arrow Engine and Norris Cylinder)
Second quarter net sales decreased 4.9% compared to the year ago period primarily due to lower demand for engines, gas compression products and other well-site content related to decreased levels of drilling activity and well completions as compared to second quarter 2012. However, sales of industrial cylinders increased primarily due to growth in international markets and continued domestic market share gains. Second quarter operating profit and the related margin percentage decreased compared to the prior year period primarily due to the decreased sales and lower fixed cost absorption in the engine business, which was partially offset by improvements in the industrial cylinder business. The Company continues to develop new products and expand its international sales efforts.
Cequent APEA - (Consists of Cequent operations in Australia, Asia, Europe and Africa)
The Company renamed its former Cequent Asia Pacific segment to Cequent APEA (Cequent Asia Pacific Europe Africa) effective in the second quarter of 2013 following the Company's recent acquisitions to more appropriately reflect the expanding geography covered by this segment.
Net sales for second quarter increased 34.1% compared to the year ago period, primarily due to the April 2013 acquisition of C.P. Witter in the United Kingdom, the July 2012 acquisition of Trail Com and various growth initiatives in Asia and South Africa. Second quarter operating profit decreased after Special Items, and the related margin percentage decreased primarily as the profit earned on the increased sales levels was offset by costs related to the acquisitions including purchase accounting adjustments and higher selling, general and administrative expenses associated with the recent acquisitions. The Company continues to focus on reducing fixed costs and leveraging Cequent's strong brand positions. Today, the Company announced the acquisition of substantially all of the assets of a towbar manufacturer located in Germany and Finland which enables the Company to continue to capitalize on growth opportunities in new markets.
Cequent Americas - (Consists of Cequent Performance Products and Cequent Consumer Products with operations in North and South America)
Net sales for second quarter increased 7.0% compared to the year ago period, resulting primarily from increased sales within the retail, auto original equipment and aftermarket channels, as well as the sales related to the July 2012 acquisition of Engetran in Brazil. Second quarter operating profit and the related margin percentage decreased compared to the prior year period, as a result of a less favorable product sales mix and increase in selling, general and administrative expenses in support of growth initiatives. The Company continues to reduce fixed costs and leverage Cequent's strong brand positions and new products for increased market share in the United States and faster growing markets.

2013 Outlook
The Company reaffirmed its expectations for full year 2013. The Company is estimating that 2013 sales will increase 6% to 8% compared to 2012. The Company expects full year 2013 diluted earnings per share from continuing operations to be between $2.15 and $2.25 per share, excluding any current and future events that may be considered Special Items. In addition, the Company expects 2013 Free Cash Flow, defined as Cash Flow from Operating Activities less Capital Expenditures, to be between $40 million and $50 million.

Conference Call Information
TriMas Corporation will host its second quarter 2013 earnings conference call today, Thursday, July 25, 2013, at 10:00 a.m. ET. The call-in number is (888) 523-1228. Participants should request to be connected to the TriMas Corporation second quarter 2013 earnings conference call (Conference ID #5087909). The conference call will also be simultaneously webcast via TriMas' website at www.trimascorp.com, under the "Investors" section, with an accompanying slide presentation. A replay of the conference call will be available on the TriMas website or by dialing (888) 203-1112 (Replay Code #5087909) beginning July 25, 2013 at 3:00 p.m. ET through August 1, 2013 at 3:00 p.m. ET.
Cautionary Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, the Company's substantial leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.
In this release, certain non-GAAP financial measures are used. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure may be found at the end of this release. Additional information is available at www.trimascorp.com under the “Investors” section.
About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 5,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.

(1)
Appendix I details certain costs, expenses and other charges, collectively described as “Special Items,” that are included in the determination of income from continuing operations attributable to TriMas Corporation under GAAP, but that management would consider important in evaluating the quality of the Company's operating results.

(2)
Business Segment Results include Operating Profit that excludes the impact of Special Items. For a complete schedule of Special Items by segment, see “Company and Business Segment Financial Information - Continuing Operations.”

TriMas Corporation
Condensed Consolidated Balance Sheet
(Unaudited - dollars in thousands)

	June 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$18,830	$20,580
Receivables, net	207,860	150,390
Inventories	246,060	238,020
Deferred income taxes	17,990	18,270
Prepaid expenses and other current assets	12,770	10,530
Total current assets	503,510	437,790
Property and equipment, net	200,330	185,030
Goodwill	285,360	270,940
Other intangibles, net	208,850	206,160
Other assets	41,270	31,040
Total assets	$1,239,320	$1,130,960
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$20,840	$14,370
Accounts payable	163,830	158,410
Accrued liabilities	74,120	74,420
Total current liabilities	258,790	247,200
Long-term debt	459,810	408,070
Deferred income taxes	65,160	60,370
Other long-term liabilities	87,140	84,960
Total liabilities	870,900	800,600
Redeemable noncontrolling interests	27,200	26,780
Total shareholders' equity	341,220	303,580
Total liabilities and shareholders' equity	$1,239,320	$1,130,960

TriMas Corporation
Consolidated Statement of Income
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net sales	$378,030	$338,430	$715,810	$636,000
Cost of sales	(274,720)	(242,540)	(529,100)	(461,200)
Gross profit	103,310	95,890	186,710	174,800
Selling, general and administrative expenses	(61,670)	(52,710)	(121,320)	(103,180)
Net gain (loss) on dispositions of property and equipment	—	20	(10)	320
Operating profit	41,640	43,200	65,380	71,940
Other expense, net:
Interest expense	(5,540)	(10,300)	(10,750)	(20,970)
Debt extinguishment costs	—	(6,560)	—	(6,560)
Other income (expense), net	300	(910)	(1,930)	(2,550)
Other expense, net	(5,240)	(17,770)	(12,680)	(30,080)
Income from continuing operations before income tax expense	36,400	25,430	52,700	41,860
Income tax expense	(9,300)	(8,260)	(11,560)	(12,440)
Income from continuing operations	27,100	17,170	41,140	29,420
Income from discontinued operations, net of income tax expense	700	—	700	—
Net income	27,800	17,170	41,840	29,420
Less: Net income attributable to noncontrolling interests	910	510	1,770	270
Net income attributable to TriMas Corporation	$26,890	$16,660	$40,070	$29,150
Basic earnings per share attributable to TriMas Corporation:
Continuing operations	$0.66	$0.45	$1.00	$0.81
Discontinued operations	0.02	—	0.02	—
Net income per share	$0.68	$0.45	$1.02	$0.81
Weighted average common shares—basic	39,425,471	37,345,026	39,330,125	35,968,646
Diluted earnings per share attributable to TriMas Corporation:
Continuing operations	$0.65	$0.44	$0.99	$0.80
Discontinued operations	0.02	—	0.02	—
Net income per share	$0.67	$0.44	$1.01	$0.80
Weighted average common shares—diluted	39,886,593	37,694,221	39,790,349	36,421,387

TriMas Corporation
Consolidated Statement of Cash Flow
(Unaudited - dollars in thousands)

	Six months ended June 30,
	2013	2012
Cash Flows from Operating Activities:
Net income	41,840	29,420
Adjustments to reconcile net income to net cash provided by (used for) operating activities, net of acquisition impact:
(Gain) loss on dispositions of property and equipment	10	(320)
Depreciation	14,560	12,690
Amortization of intangible assets	10,230	9,180
Amortization of debt issue costs	870	1,600
Deferred income taxes	(3,470)	200
Debt extinguishment costs	—	6,560
Non-cash compensation expense	4,750	3,510
Excess tax benefits from stock based compensation	(1,180)	(2,130)
Increase in receivables	(54,460)	(41,630)
(Increase) decrease in inventories	1,320	(31,270)
Increase in prepaid expenses and other assets	(2,240)	(1,740)
Increase in accounts payable and accrued liabilities	2,320	8,470
Other, net	(1,010)	580
Net cash provided by (used for) operating activities, net of acquisition impact	13,540	(4,880)
Cash Flows from Investing Activities:
Capital expenditures	(25,920)	(26,640)
Acquisition of businesses, net of cash acquired	(46,610)	(61,820)
Net proceeds from disposition of assets	700	2,770
Net cash used for investing activities	(71,830)	(85,690)
Cash Flows from Financing Activities:
Proceeds from sale of common stock in connection with the Company's equity offering, net of issuance costs	—	79,040
Proceeds from borrowings on term loan facilities	106,420	69,530
Repayments of borrowings on term loan facilities	(104,830)	(69,150)
Proceeds from borrowings on revolving credit and accounts receivable facilities	475,890	412,900
Repayments of borrowings on revolving credit and accounts receivable facilities	(418,900)	(412,900)
Repurchase of 9¾% senior secured notes	—	(50,000)
Senior secured notes redemption premium and debt financing fees	—	(4,880)
Distributions to noncontrolling interests	(1,350)	(410)
Proceeds from contingent consideration related to disposition of businesses	1,030	—
Shares surrendered upon vesting of options and restricted stock awards to cover tax obligations	(3,760)	(990)
Proceeds from exercise of stock options	860	5,660
Excess tax benefits from stock based compensation	1,180	2,130
Net cash provided by financing activities	56,540	30,930
Cash and Cash Equivalents:
Decrease for the period	(1,750)	(59,640)
At beginning of period	20,580	88,920
At end of period	$18,830	$29,280
Supplemental disclosure of cash flow information:
Cash paid for interest	$8,280	$17,790
Cash paid for taxes	$13,830	$13,840

TriMas Corporation
Company and Business Segment Financial Information
Continuing Operations
(Unaudited - dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Packaging
Net sales	$78,640	$70,700	$152,990	$125,010
Operating profit	$19,600	$16,570	$34,230	$26,460

Energy
Net sales	$58,820	$47,170	$113,740	$97,760
Operating profit	$5,210	$4,350	$11,080	$10,740

Aerospace & Defense
Net sales	$23,740	$19,330	$44,710	$37,190
Operating profit	$5,520	$4,820	$9,270	$9,680

Engineered Components
Net sales	$50,020	$52,620	$96,290	$102,300
Operating profit	$5,890	$8,600	$11,590	$16,310

Cequent APEA
Net sales	$38,290	$28,550	$70,380	$56,750
Operating profit	$2,550	$2,010	$5,730	$5,050
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$—	$1,560	$—	$2,280
Excluding Special Items, operating profit would have been	$2,550	$3,570	$5,730	$7,330

Cequent Americas
Net sales	$128,520	$120,060	$237,700	$216,990
Operating profit	$12,890	$15,500	$13,590	$19,660
Special Items to consider in evaluating operating profit:
Severance and business restructuring costs	$1,960	$1,390	$7,790	$2,340
Excluding Special Items, operating profit would have been	$14,850	$16,890	$21,380	$22,000

Corporate Expenses
Operating loss	$(10,020)	$(8,650)	$(20,110)	$(15,960)

Total Company
Net sales	$378,030	$338,430	$715,810	$636,000
Operating profit	$41,640	$43,200	$65,380	$71,940
Total Special Items to consider in evaluating operating profit:	$1,960	$2,950	$7,790	$4,620
Excluding Special Items, operating profit would have been	$43,600	$46,150	$73,170	$76,560

Appendix I

TriMas Corporation
Additional Information Regarding Special Items Impacting
Reported GAAP Financial Measures
(Unaudited - dollars in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Income from continuing operations, as reported	$27,100	$17,170	$41,140	$29,420
Less: Net income attributable to noncontrolling interests	910	510	1,770	270
Income from continuing operations attributable to TriMas Corporation	26,190	16,660	39,370	29,150
After-tax impact of Special Items to consider in evaluating quality of income from continuing operations:
Severance and business restructuring costs	1,390	1,980	5,590	3,100
Debt extinguishment costs	—	4,400	—	4,400
Excluding Special Items, income from continuing operations attributable to TriMas Corporation would have been	$27,580	$23,040	$44,960	$36,650

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Diluted earnings per share from continuing operations attributable to TriMas Corporation, as reported	$0.65	$0.44	$0.99	$0.80
After-tax impact of Special Items to consider in evaluating quality of EPS from continuing operations:
Severance and business restructuring costs	0.04	0.05	0.14	0.09
Debt extinguishment costs	—	0.12	—	0.12
Excluding Special Items, EPS from continuing operations would have been	$0.69	$0.61	$1.13	$1.01
Weighted-average shares outstanding for the three and six months ended June 30, 2013 and 2012	39,886,593	37,694,221	39,790,349	36,421,387